Pricing Supplement dated December 1, 2000                       Rule 424(b)(3)
(To Prospectus dated January 12, 2000 and                   File No. 333-89659
Prospectus Supplement dated January 12, 2000)

                        TOYOTA MOTOR CREDIT CORPORATION

                       Medium-Term Note - Floating Rate
______________________________________________________________________________

Principal Amount:  $125,000,000          Trade Date: December 1, 2000
Issue Price: 100%                        Original Issue Date: December 6, 2000
Initial Interest Rate:  See "Additional  Net Proceeds to Issuer: $124,987,500
                 Terms of the Notes"     Principal's Discount
Interest Payment Period:  Quarterly        or Commission: 0.01%
Stated Maturity Date: December 7, 2001

______________________________________________________________________________

Calculation Agent: Bankers Trust
Interest Calculation:
     [X]  Regular Floating Rate Note      [ ]  Floating Rate/Fixed Rate Note
     [ ]  Inverse Floating Rate Note              (Fixed Rate Commencement
            (Fixed Interest Rate):                 Date):
     [ ]  Other Floating Rate Note                (Fixed Interest Rate):
            (see attached)

     Interest Rate Basis: [ ] CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
            [ ]  Eleventh District Cost of Funds Rate  [ ]  Federal Funds Rate
            [X]  LIBOR   [ ]  Treasury Rate          [ ]  Other (see attached)
                     If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                   [X]  Telerate Page: 3750

     Initial Interest Reset Date: March 7, 2001  Spread (+/-): -0.06%
     Interest Rate Reset Period: Quarterly       Spread Multiplier: N/A
     Interest Reset Dates:      March 7          Maximum Interest Rate: N/A
      June 7 and September 7
     Interest Payment Dates: March 7             Minimum Interest Rate:  N/A
      June 7, September 7 and December 7         Index Maturity: 3 month
      commencing March 7, 2001                   Index Currency:  U.S. dollars

Day Count Convention:
     [ ]  30/360 for the period from       to
     [X]  Actual/360 for the period from December 6, 2000 to December 7, 2001
     [ ]  Other (see attached)

Redemption:
     [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
     [ ]  The Notes may be redeemed prior to Stated Maturity Date.
          Initial Redemption Date: N/A
          Initial Redemption Percentage: N/A
          Annual Redemption Percentage Reduction: N/A

Repayment:
     [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
     [ ]  The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
          Optional Repayment Date(s):
          Repayment Price:     %
Currency:
     Specified Currency:  U.S. dollars
          (If other than U.S. dollars, see attached)
     Minimum Denominations:
          (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

                           ___________________________
                               Chase Securities Inc.

Additional Terms of the Notes

          The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to three month LIBOR determined on December 4, 2000 minus 0.06%.


Plan of Distribution

          Under the terms of and subject to the conditions of an Appointment Agreement dated as of May 16, 1996 and an Appointment Agreement Confirmation dated as of December 1, 2000 (collectively, the "Agreement"), between TMCC and Chase Securities Inc.("Chase Securities"), Chase Securities, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.99% of their principal amount.

          Under the terms and conditions of the Agreement, Chase Securities is committed to take and pay for all of the Notes offered hereby if any are taken.